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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 of
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Thomas,                       Bruce                             V.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

       1801 Bayberry Court, Suite 200
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                                   (Street)

       Richmond,                       VA                              23226
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        (City)                      (State)                           (Zip)

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

2.  Issuer Name and Ticker or Trading Symbol     Cadmus Communications
                                                   Corporation (CDMS)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year       August 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X Director     X Officer                 10% Owner        Other
    ---            ---  (give title below)---              ---   (specify below)

       President and Chief Executive Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security 2. Transaction Date 3. Transaction  4. Securities Acquired     5. Amount of      6. Ownership    7. Nature
   (Instr. 3)           (Month/Day          Code (Instr.    (A) or Disposed of (D)     Securities        Form: Direct    of Indirect
                        Year)               8)              (Instr. 3, 4 and 5)        Beneficially      (D) or          Beneficial
                                                                                       Owned at          Indirect (I)    Ownership
                                                                                       End of Month      (Instr. 4)      (Instr. 4)
                                         ------------------------------------------    (Instr. 3 and 4)
                                            Code  V       Amount  (A) or (D)  Price
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/8/02               M            5,000       A       $9.00      11,987(1)          D
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

(1) Includes 51 shares acquired under dividend reinvestment plan.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
(right to buy)                       $9.00               8/8/02             M                                       5,000
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
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------
6. Date Exercisable     7. Title and Amount of       8. Price of    9. Number of      10. Owner-    11. Nature
   and Expiration          Underlying Securities        Deriv-         Derivative         ship of       of
   Date (Month/            (Instr. 3 and 4)             ative          Securities         Deriv-        Indirect
   Day/Year)                                            Security       Beneficially       ative         Bene-
                                                        (Instr. 5)     Owned at           Security      ficial
                                                                       End of             Direct (D)    Owner-
                                                                       Month              or            -ship
------------------------------------------------                       (Instr. 4)         Indirect      (Instr. 4)
 Date     Expira-                     Amount or                                           (I)
 Exer-    tion              Title     Number of                                           (Instr. 4)
 cisable  Date                        Shares
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
 2/12/93  8/12/02           Common      5,000                           -0- (2)              D
                             Stock
------------------------------------------------------------------------------------------------------------------
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
Explanation of Responses:

(2) After taking into account exercise of options reported hereby (and expiration of 3,000 options on August 12, 2002), reporting person holds a total of 152,800 options with various exercise prices, vesting schedules and expiration dates.


            /s/ Susan S. Ancarrow                      August 16, 2002
          -------------------------------             -----------------
          **Signature of Reporting Person                   Date
                    Susan S. Ancarrow
          as Attorney-in-Fact for Bruce V. Thomas


       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.